Exhibit 10.1

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
(Roger S. Markfield)

THIS AGREEMENT is by and between American Eagle Outfitters, Inc. ("Company") and Roger S. Markfield ("Executive"), and is effective as of the date it has been fully executed by both parties. It supersedes and replaces all prior employment agreements between the Company and Executive.

Executive has served the Company in various roles since 1993 and Executive desires to continue to provide services to Company as provided in this Agreement. Company agrees to continue to employ Executive in the position of Vice-Chairman and Executive Creative Director; and Executive hereby accepts this offer of continued employment and agrees to serve Company subject to the general supervision, advice and direction of Company's CEO and Board of Directors ("Board"), and upon the following terms and conditions:

1. TERM. Executive will be employed on a full time basis during fiscal 2012 and 2013 until February 1, 2014 unless sooner terminated as provided herein (the "Active Term"); and this Agreement shall continue after the Active Term on the terms set forth in paragraph 3.8.

2. POSITION AND DUTIES. During the Active Term, Executive shall be employed on a full time basis as Company's Vice-Chairman and Executive Creative Director, with such authority and duties as are customary for this position, and shall perform such other services and duties as the CEO and Board may from time to time designate.

2.1. During the Active Term, Executive agrees to devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. During the Active Term, Executive shall not engage in any other businesses that would interfere with his duties, provided that nothing contained herein is intended to limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder, including his service on the board of DSW, Inc. or, with the prior consent of the Board, to sit on the boards of other businesses.

2.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement.

2.3. Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 6.

3. COMPENSATION.

3.1. BASE SALARY. During the Active Term, Company shall continue to pay Executive an annual base salary of $950,000.00 as compensation for his services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. During the Active Term Company's Board may increase, but not decrease, Executive's base salary at their discretion.

3.2. CASH BONUSES

3.2.1. Annual Incentive Bonus. During the Active Term, Executive will be eligible to receive an annual incentive bonus targeted at 100% of his base salary with potential to receive up to 200% of base salary as a 'maximum' bonus, under the Company's Annual Cash Incentive Plan, or any successor plan ("the Bonus Plan"). The Bonus Plan conditions the payment of this annual performance bonus based on achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Board's Compensation and Stock Option Committee (the "Committee"). The Committee must verify that the performance goals and other material terms are met prior to payment. It is the parties' intention that the Bonus Plan be adopted and administered in a manner that enables Company to deduct for federal income tax purposes the amount of any annual incentive bonus. The incentive bonus determined to be due for a performance period, if any, will be paid within 75 calendar days after the close of the performance period upon certification by the Committee that the performance goals have been met, and also, in the case of fiscal year goals, after completion of an outside audit by Company's then current outside audit firm.

3.2.2. Long Term Incentive Bonus. Executive will receive payment of the final portion of his vested long term incentive bonus account under the Company Long Term Incentive Bonus Plan, which has been established under the Stock Plan (the "LTI Plan") in the first quarter of fiscal 2012 in accordance with the terms of the LTI Plan.

3.3. STOCK.

3.3.1. Stock Options. For each fiscal year of the Active Term the Chairman shall recommend to the Committee that Executive receive a performance based stock option award grant for shares of the Company's common stock, with an exercise price of the fair market value of the Company's common stock on the grant date, expiring seven years from the grant date and otherwise pursuant to and subject to all terms and conditions set forth in the Company's 2005 Stock Award and Incentive Plan, or any successor plan ("the Stock Plan"). The grant shall be for the number of option shares of Company's common stock with a grant date value equal to One Million One Hundred Seventy Thousand Dollars ($1,170,000.00), rounded to the nearest whole share. The number of option shares subject to this stock option will be determined as of the grant date using a valuation methodology consistent with that used to compute the value of the Company's stock options in its financial statements. The options will vest and become exercisable, if at all, subject to the achievement of pre-determined performance goals set forth in writing and based on objective measurements all established by the Committee for fiscal year 2012. The performance goals for fiscal year 2012 shall be company-wide goals established by the Committee for all executives. The options will vest and become exercisable on the date after the end of the fiscal year when the Committee certifies the achievement of the performance goals, or if the Committee certifies that the performance goals have not been met, then in that event the stock option grant shares shall terminate and be forfeited and shall never be exercisable. If the performance goals for the fiscal year are subject to partial achievement and are determined to be partially achieved by the Committee, then a prorated amount of the shares shall vest and the balance of the option share amount shall terminate and be forfeited, as certified by the Committee. Any portion of this stock option award that is outstanding (not having been previously forfeited or exercised) at the time of a "change of control," as that term is defined in section 9(c) of the Stock Plan, shall vest immediately upon the change of control and become fully exercisable. The option grant will be made by the Committee pursuant to and subject to all the terms and conditions set forth in the Stock Plan and related award agreement. The amount and terms of the option award for the 2013 fiscal year, if any, shall be determined by the Committee and shall provide for proration of the amount of the award in the event of Executive's termination of employment during the 2013 fiscal year based on the number of days of Executive's full time employment during the fiscal year.

3.3.2 Long-Term Performance Restricted Stock Unit Awards. For each fiscal year of the Active Period the Chairman shall recommend to the Committee that Executive receive a grant of a Long-Term Performance Restricted Stock Unit ("LTPRSU") award made pursuant to and subject to all terms and conditions set forth in the Stock Plan and the related award agreement. It is the Company's intention that the LTPRSU award be determined and awarded in a manner that enables the Company to deduct the full amount of any such LTPRSU award for federal income tax purposes. For the 2012 fiscal year, the LTPRSU award shall be equal to the number of shares of Company's common stock equal to Four Million Five Hundred Thirty Thousand Dollars ($4,530,000.00) divided by the closing sale price of the Company's common stock on the grant date. Vesting of the LTPRSU award will be contingent upon the achievement of objective performance goals over a three fiscal year period established by the Committee. Based upon achievement of the performance goals, the units will vest at the end of the 3-year period. The actual number of units vested will be based upon a sliding performance scale, varying between 0-150% of the initial units granted in the LTPRSU award. Units that have not vested at the end of the applicable 3-year period will be forfeited. The amount and terms of an LTPRSU award for the 2013 fiscal year, if any, shall be determined by the Committee and shall provide for proration of the amount of the award in the event of Executive's termination of employment during the 2013 fiscal year based on the number of days of Executive's full time employment during the fiscal year.

3.4. VACATION. During the Active Term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's CEO and Executive.

3.5. BUSINESS EXPENSES. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties during the Active Term and "Consulting Period" (as defined in Section 3.8) on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties. Company will also pay for legal expenses, for purposes of assistance with this agreement, up to $15,000 as a one-time expense. The amount of expenses eligible for reimbursement during a taxable year of Executive shall not affect the expenses eligible for reimbursement in any other taxable year.

3.6. TAXES. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

3.7. BENEFIT PLANS. Executive is entitled to participate in any deferred compensation or other employee welfare benefit plans, including the profit sharing and 401(k) plan; group life, health, hospitalization and disability insurance plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives. During the Active Term, Company will provide Executive with a single luxury automobile for both business and personal use. Any amount included in Executive's W-2 wages relative to such automobile shall not be grossed up for tax purposes.

3.8. CONSULTING AGREEMENT.

3.8.1 Executive has heretofore earned the right to receive from the Company payment of the sum of $4,029,000. In consideration for Executive's agreement to (a) defer receipt of such payment and to extend his employment with the Company as provided in this Agreement; and (b) make himself available to consult with the Company as set forth below in this Section 3.8, the Company agrees to pay Executive the sum of $4,029,000, which sum (the "Extension Payment") shall increase to $6,000,000, if Executive remains employed by the Company on February 3, 2013, and under certain other circumstances set forth herein. The consulting period will be for three years if the Extension Payment is $4,029,000 or for four years if the Extension Payment is $6,000,000 (the "Consulting Period").

3.8.1.1. If Executive resigns or is terminated for cause prior to February 3, 2013, the Extension Payment (of $4,029,000) shall be payable in accordance with the provisions of the applicable subparagraph of paragraph 5 hereof.

3.8.1.2. If Executive's employment is terminated for any reason other than Executive's resignation prior to February 3, 2013, or Executive's termination for cause prior to February 3, 2013, the Extension Payment (of $6,000,000) shall be payable in accordance with the provisions of the applicable subparagraph of paragraph 5 hereof.

3.8.1.3. Notwithstanding the foregoing, if there is at any time a "change of control" as that term is defined in section 9(c) of the Company Stock Plan, the Company shall thereupon pay Executive the Extension Payment of $6,000,000, or any unpaid portion thereof, in full, and Executive shall thereafter have no further obligations under Section 3.8.2 of this Agreement. Executive agrees that the Company shall have the right to prepay the Extension Payment at any time as a lump sum, without discount or reduction.

3.8.2. During the Consulting Period, the Executive shall (i) provide general consulting services to the Company, including assistance in the transition to a new chief merchandising officer, completion of any pending projects, handoff of third party relationships, strategic planning, and provision of such other advice, expertise or knowledge with respect to his duties as executive creative director of the Company as may be reasonably requested by the Board or the Chairman of the Company from time to time (including, without limitation, attending in-person meetings with the new chief merchandising officer or such other persons as the chief executive officer may designate), (ii) provide assistance to the Company and its advisors in connection with any audit, investigation or administrative, regulatory or judicial proceeding involving matters within the scope of his duties and responsibilities to the Company during his employment with the Company, or as to which he otherwise has knowledge (including being available to the Company upon reasonable notice for interviews and factual investigations, and appearing at the Company's reasonable request to give testimony without requiring service of a subpoena or other legal process), and (iii) make himself reasonably available to consult on specific projects for the Company, as may be reasonably requested from time to time by the Board or the Chairman (collectively, the "Consulting Services"). Such Consulting Services shall be performed at such times and places as are mutually agreed upon by the Executive and the Company.

3.8.3. The Company shall reimburse the Executive for (i) reasonable out-of-pocket expenses (including meals and first-class travel and lodging ) incurred by the Executive in connection with the Consulting Services, and (ii) without limiting the preceding clause (i), the Company shall provide to Executive, or reimburse the Executive for the cost of, a personal assistant for not more than 10 hours per week during the Consulting Period, in each case subject to reasonable documentation and compliance with the Company's standard expense reimbursement policy.

3.8.4. The Executive acknowledges and agrees that, during the Consulting Period, the Executive's status at all times shall be that of an independent contractor and not an employee, and that the Executive may not, at any time, act as a representative for or on behalf of the Company for any purpose or transaction, and may not bind or otherwise obligate the Company in any manner whatsoever without obtaining the prior written approval of the Company therefor. The Company and the Executive hereby acknowledge and agree that all Consulting Fees shall represent fees for services as an independent contractor, and shall therefore be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The Executive further acknowledges that the Company makes no warranties as to any tax consequences regarding payment of such fees, and specifically agrees that the determination of any tax liability or other consequences of any payment made hereunder is the Executive's sole and complete responsibility and that the Executive will pay all taxes, if any, assessed on such payments under the applicable laws of any Federal, state, local or other jurisdiction and, to the extent not so paid, will indemnify the Company for any taxes so assessed against the Company. The Executive also agrees that during the Consulting Period, the Executive shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company.

4. EXECUTIVE'S OBLIGATIONS.

4.1. CONFIDENTIAL INFORMATION. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, company phone directories, lists of associates, organizational charts, information regarding sales, information regarding properties, product designs, design processes, manufacturing processes, information regarding manufacturers and suppliers and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii) becomes a matter of public knowledge thereafter through sources independent of Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.

4.2. NON-SOLICITATION.

4.2.1. EMPLOYEES. Executive agrees that during his employment, and during the Consulting Period, and for two years following the end of the Consulting Period, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees.

4.2.2. THIRD PARTIES. Executive agrees that during his employment, and during the Consulting Period, and for two years following the end of the Consulting Period, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

4.3. NONCOMPETITION. Executive agrees that during his employment, and during the Consulting Period, and for two years following the end of the Consulting Period, for any reason, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which is understood to be the design, manufacture and retail sale (including Internet sales) of mens or womens specialty clothing, accessories, shoes, and related items regardless of whether such items are now included in Company's merchandise mix.

4.4. COOPERATION.

4.4.1. WITH COMPANY. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

4.4.2. WITH THIRD PARTIES. Executive agrees to communicate with, or give statements to, third parties relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests; provided, however, the forgoing shall not restrict or prevent Executive from providing information to governmental or regulatory authorities as required by law.

4.4.3. WITH MEDIA. Executive agrees to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment only to the extent that it is Executive's good faith belief that such communication or statement is in Company's business interests and, to the extent practical, as approved in advance by the CEO.

4.5. REMEDIES. Executive agrees that any disputes under Section 4 shall not be subject to arbitration. If Executive breaches this paragraph, the damage will be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

5. TERMINATION AND RELATED BENEFITS.

5.1. Death. This Agreement shall terminate automatically upon Executive's death. Upon such termination, Company shall pay Executive's estate as follows: (a) base salary earned but unpaid as of termination, payable within 30 days; (b) the Extension Payment of $6,000,000 in full, payable within 30 days; (c) all amounts then in Executive's LTI account, payable within 30 days; (d) any annual cash incentive bonus for the year in which the termination occurred, prorated based on the number of days of Executive's full time employment during the fiscal year to the extent the performance goals applicable to such bonus are met for such year, even though Executive was not employed for the entire fiscal year, payable in accordance with Company policy for such incentive bonus; (e) any unvested, non-performance based restricted stock unit awards, which shall vest in accordance with their terms, and any vested restricted stock unit awards, all of which shall become payable within 30 days; (f) any unvested, non-performance based stock options, which shall automatically vest and be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement or (ii) one year after the Executive's death; and (g) unvested, performance-based, restricted stock unit awards and stock options shall continue to vest and be earned and exercisable in accordance with the plan under which they were granted. All vested stock options at the time of termination shall be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement or (ii) one year after the Executive's death.

5.2. Permanent Disability. This Agreement shall terminate upon Executive's permanent disability after written notice by Company to Executive. For the purposes of this Agreement, "permanent disability" shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. Upon termination due to permanent disability, the Company shall pay Executive as follows: (a) base salary earned but unpaid as of termination, payable within 30 days; (b) the Extension Payment of $6,000,000 in full, payable within 30 days; (c) all amounts then in Executive's LTI account, payable within 30 days; (d) any annual cash incentive bonus for the year in which the termination occurred, prorated based on the number of days of Executive's full time employment during the fiscal year to the extent the performance goals applicable to such bonus are met for such year, even though Executive was not employed for the entire fiscal year, payable in accordance with Company policy for such incentive bonus; (e) any unvested, non-performance based restricted stock unit awards, which shall vest in accordance with their terms, and any vested restricted stock unit awards, all of which shall become payable within 30 days; (f) any unvested, non-performance based stock options, which shall automatically vest and be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement or (ii) one year after the Executive's termination due to permanent disability; and (g) unvested, performance-based, restricted stock unit awards and stock options shall continue to vest and be earned and exercisable in accordance with the plan under which they were granted. All vested stock options at the time of termination shall be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement or (ii) one year after the Executive's termination due to permanent disability.

5.3. Completion of Active Term. Upon completion of the Active Term by Executive's continuous full time employment hereunder through February 1, 2014, Company shall pay to Executive the Extension Payment of $6,000,000, in installments over four years as set forth in paragraph 3.8.1.2. In addition, Company shall pay Executive as follows: (a) base salary earned but unpaid as of completion, payable within 30 days; (b) all amounts then in Executive's LTI account, payable within 30 days; (c) any annual cash incentive bonus for the 2013 fiscal year, to the extent the performance goals applicable to such bonus are met for such year, payable in accordance with Company policy for such incentive bonus; (d) any unvested restricted stock unit awards and any unvested stock options shall continue to vest and be earned and exercisable in accordance with the plan under which they were granted; (e) any vested restricted stock unit awards and any vested stock options shall be awarded and exercisable in accordance with the plan under which they were granted.

5.4. Termination By Company Without Cause. Company shall have the right to terminate this Agreement during its term, for any reason, upon 30 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. Upon termination by Company without cause, Company shall pay Executive: (a) base salary earned but unpaid as of termination, payable within 30 days; (b) the Extension Payment of $6,000,000 in full, payable within 30 days; (c) all amounts then in Executive's LTI account, payable within 30 days; (d) any annual cash incentive bonus for the applicable fiscal year in which the termination occurred, to the extent the performance goals applicable to such bonus are met without proration for the 2012 fiscal year, even though Executive was not employed for the entire fiscal year, or a prorated portion of such bonus for the 2013 fiscal year based on the number of days of Executive's full time employment during the 2013 fiscal year, payable in accordance with Company policy for such incentive bonus; (e) any unvested, non-performance based restricted stock unit awards, which shall vest in accordance with their terms, and any vested restricted stock unit awards, all of which shall become payable within 30 days; (f) any unvested, non-performance based stock options, which shall automatically vest and be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement or (ii) one year after the Executive's termination; and (g) unvested, performance-based, restricted stock unit awards and stock options shall continue to vest and be earned and exercisable in accordance with the plan under which they were granted. All vested stock options at the time of termination shall be exercisable until the earlier of (i) the expiration date set forth in the stock option award agreement or (ii) one year after the Executive's termination.

5.5. Termination by Company For Cause. Company may terminate this Agreement at any time if it has "cause" to do so. For purposes of this paragraph, the term "cause" means the following:

(i) willful violation of laws and regulations governing Company;

(ii) willful failure to substantially comply with any material terms of this Agreement, provided Company shall make a written demand for substantial compliance setting forth the specific reason(s) for same and Executive shall have 60 days to cure, if possible;

(iii) willful breach of fiduciary duties;

(iv) willful damage, willful misrepresentation, willful dishonesty, or other willful conduct which Company determines has had or is likely to have a material adverse effect upon Company's operations, assets, reputation or financial conditions; or

(v) willful breach of any stated material employment policy of Company.

Failure to meet performance targets and measures shall not constitute "cause" as that term is used herein. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. Company shall have the right to terminate this Agreement during its term for "cause," Upon termination of this Agreement by Company for cause, Company shall pay Executive: (a) base salary earned but unpaid as of termination, payable within 30 days; and (b) the Extension Payment, (of $4,029,000 if such termination were to occur prior to February 3, 2013, and of $6,000,000 if such termination were to occur after February 2, 2013) in full, payable within 30 days, but any other rights or benefits that have vested, including any declared but unpaid annual incentive cash bonus shall be forfeited in their entirety as will all unvested equity awards.

5.6. Early Retirement. Executive may terminate this Agreement by electing early retirement at any time by giving at least 60 calendar days' written notice of his intention to retire to Company's Chairman, which Company may accept immediately. Upon termination of this Agreement due to early retirement, Company shall pay to Executive: (a) base salary earned but unpaid as of termination, payable within 30 days; (b) the Extension Payment (of $4,029,000 if such termination were to occur prior to February 3, 2013, and of $6,000,000 if such termination were to occur after February 2, 2013) in full, payable within 30 days; (c) all amounts then in Executive's LTI account, payable within 30 days; (d) any unpaid annual cash incentive bonus for the 2012 fiscal year if the termination occurs in the 2013 fiscal year, to the extent the performance goals applicable to such bonus are met for the 2012 fiscal year, payable in accordance with Company policy for such incentive bonus; (e) any unvested restricted stock unit awards and any unvested stock options shall continue to vest and be earned and exercisable in accordance with the plan under which they were granted; and (f) any vested restricted stock unit awards and any vested stock options shall be awarded and exercisable in accordance with the plan under which they were granted.

5.7. Retirement Health Insurance. Upon termination of Executive's employment with Company for any reason, Company shall make available to Executive retirement health insurance for Executive and his dependents for his lifetime. Executive will pay all associated premiums for coverage.

5.8. Timing of Payments. Notwithstanding anything in any subsection of this Section 5 to the contrary, if, when Executive's employment with Company terminates, Company believes that any payments under this Agreement will result in additional tax or interest to Executive under Internal Revenue Code Section 409A and the guidance promulgated there under ("Code Section 409A"), Company may suspend the payments to Executive under this Section 5 of amounts due within the first six months after the termination date. If Company suspends any payments, it will aggregate and pay these amounts to Executive on the earliest of (a) the date that is six months and one day after the termination date, (b) the date of the Executive's death, or (c) any earlier date that does not result in such additional tax or interest under Code Section 409A. In addition, any compensation deferred under the Company's Deferred Compensation Plan or otherwise in accordance with this Agreement shall be paid to Executive following the date of his termination of employment for any reason in accordance with Executive's payment elections on file.

6. ARBITRATION. Except as provided in paragraph 2.3 and in paragraph 4.5, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

6.1. Arbitration shall be held in Pittsburgh, PA, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

6.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within 180 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

6.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

6.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided in paragraph 2.3 or paragraph 4.5, and that the decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

7. GENERAL PROVISIONS.

7.1. The parties agree that the covenants and promises set forth in paragraphs 4, 5 and 6 shall survive the termination of this Agreement and continue in full force and effect.

7.2. Except as otherwise provided in paragraph 6.2 above, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

7.3. This Agreement along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.

7.4. If Executive's full-time employment terminates, for any reason whatsoever, he shall immediately tender to the Board his written resignation from the Board, which resignation the Board may or may not accept.

7.5. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

7.6. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

7.7. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Pennsylvania, without reference to the Pennsylvania choice of law rules.

7.8. Any written notice required or permitted hereunder shall be mailed, certified mail (return receipt requested) or hand-delivered, addressed to Company's Chairman at Company's then principal office, or to Executive at the most recent home address on his paycheck. Notices are effective upon receipt.

7.9. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

7.10. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

7.11. Notwithstanding anything in this Agreement to the contrary, if, when Executive's employment with Company terminates, Company believes that any payments under this Agreement otherwise would result in additional tax or interest to Executive under Internal Revenue Code Section 409A and the guidance promulgated there under ("Code Section 409A"), Company may suspend such payments due within the first six months after the termination date. If Company suspends any payments, it will aggregate and pay these amounts to Executive on the earliest of (a) the date that is six months and one day after the termination date, (b) the date of the Executive's death, or (c) any earlier date that does not result in such additional tax or interest under Code Section 409A. To the extent that any provisions of this Agreement do not comply with Internal Revenue Code Section 409A which would cause Executive to incur any additional tax or interest under Code Section 409A, such terms of the Agreement shall be deemed to be modified, to the extent reasonably possible to do so, and applied in a manner to be consistent with Code Section 409A.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement consisting of 13 pages.

EXECUTIVE                                                 AMERICAN EAGLE OUTFITTERS, INC.

/s/ Roger S. Markfield                                  By: /s/ Jay L. Schottenstein

Roger S. Markfield                                         Jay L. Schottenstein, Chairman

Signed: February 24, 2012                          Signed: February 21, 2012